PROSPECTUS SUPPLEMENT                                         File No. 333-52822
----------------------                                            Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated January 24, 2001)
Prospectus number: 2214



                            Merrill Lynch & Co., Inc.
                           Medium Term Notes, Series B
                   Due Nine Months or More from Date of Issue


                                Fixed Rate Notes


Principal Amount:             $10,000,000


CUSIP Number:                 59018YMH1


Interest Rate:                0.00000%


Original Issue Date:          March 20, 2002


Stated Maturity Date:         December 14, 2005


Interest Payment Dates:       Accrued interest will only be paid on the Maturity
                              Date, subject to the following business day convention. No interim interest payments will be made (except as provided for below).

Other Provisions:             Notwithstanding any other provision contained in
                              this Note, if an Event of Default (as defined in the Indenture) with respect to the Notes shall occur and be continuing and the principal of all the Notes is declared due and payable in the manner and with the effect provided in the Indenture, "principal" with respect to this Note in determining any amount then declared due and payable shall mean the Issue Price of this Note plus that portion of the accrued Original Issue
                              Discount attributable to the period from the Original Issue Date to the date of acceleration
                              (calculated on a semi-annual bond equivalent basis using a year composed of twelve 30-day months).
                              Issue Price shall equal $8,204,130 and Original
                              Issue Discount shall equal $1,795,870



Repayment at the Option
of the Holder:                The Notes cannot be repaid prior to the Stated
                              Maturity Date.

Redemption at the Option
of the Company:               The Notes cannot be redeemed prior to the Stated
                              Maturity Date.


Form: The Notes are being issued in fully registered book-entry form.


Trustee:                      JPMorgan Chase Bank


Dated:                        March 15, 2002